EXHIBIT 10.1

AGREEMENT

of

Party A :	Teda Hotels Management Company Ltd.

Party B :	Mr. Felix Liu

Party A wishes to identify business projects of good quality for the development of its business in the setting up of a commercial platform for the provision of travelers-related services in the People’s Republic of China.

Party B possesses rich and extensive experience in doing business in the People’s Republic of China and has good connection and business relations with government officials in a number of offices and departments of the government.

On 24th February of this year Party B, at the request of Party A, has contacted the relevant department of the Public Transportation Corporation of Beijing City and engaged in business negotiation concerning the business project for the placing of advertisements in the bus stops, way stations and terminals of public transportation in Beijing. In order to put Party B in the position to negotiate with Beijing Public Transportation Corporation in the above matter, Party A has provided a sum of HKD7,800,000 to Party B as earnest money. Furthermore, in order to enable Party B to negotiate with Beijing Public Transportation Corporation in a more effective manner and to provide a better basis for such negotiation with a view to secure the contract for that project, Party A has agreed to pay Party B for the expenses (other than the sum mentioned above) incurred by Party B in relation to such negotiations, including the expenses in the setting up of a temporary office, in the hiring of staff on short term basis and for the preparation of feasibility studies and project proposal.

Both Party A and Party B are well satisfied with the progress made so far in the negotiation for the above mentioned project and have high hope for winning the contract for such project eventually. Therefore Party A agrees to extend the availability of the earnest money until 31st July of this year in order for Party B to continue its endeavor to secure the contract for Party A. If Party B should fail to enter into the relevant agreement with Beijing Public Transportation Corporation on behalf of

Party A before that date then Party B shall refund the entire sum of the earnest money to Party A but in such event Party B will not be required to pay interest thereon. Party A shall not otherwise seek to recover from Party B all the expenses paid by Party A to Party B in respect of the above mentioned project. Party A and Party B have accordingly signed below to record their agreement.

Party A	Party B

(Sd.)	(Sd.)
____________________
____________________
Teda Hotels	Mr. Felix Liu
Management Company Ltd.

3rd May, 2006